CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Offering Circular on Form 1-A of our Report of Independent Registered Public Accounting Firm dated November 3, 2023, relating to the financial statements Aibotics, Inc. (formerly Mycotopia Therapies, Inc.) as of, and for the year ended December 31, 2022.  Our report included an explanatory paragraph and critical audit matter regarding the Company’s ability to continue as a going concern.

Very truly yours,

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

a dba of Heaton & Company, PLLC

Farmington, Utah

Dated: March 21, 2025